As filed with the Securities and Exchange Commission on April 1, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CVB FINANCIAL CORP.
(Exact name of Registrant as specified in its charter)

California	95-3629339
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
701 N. Haven Avenue, Suite 350
Ontario, CA 91764
(909) 980-4030
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

DEFERRED COMPENSATION PLAN FOR CHRIS MYERS
(Full Title of the Plan)

Edward J. Biebrich, Jr.
Executive Vice President and Chief Financial Officer
701 N. Haven Avenue, Suite 350
Ontario, CA 91764
(909) 980-4030
(Name, address, including zip code, telephone number, including area code, of agent for service)

Copies to:
William T. Quicksilver, Esq.
Craig D. Miller, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
(310) 312-4000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Registration Fee
Deferred Compensation Obligations	$7,500,000	N/A	$7,500,000	$294.75

(1)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant’s Deferred Compensation Plan for Chris Myers.

(2)	This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the estimated amount of compensation that may be deferred under the plan. Estimated for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     CVB Financial Corp. (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) relating to $7,500,000 of unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan for Chris Myers, effective as of January 1, 2007 (the “Plan”).
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the Commission are incorporated herein by reference:
     (a) Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for Registrant’s fiscal year ended December 31, 2007, filed with the Commission on February 29, 2008 and amended on March 6, 2008.
     (b) The Registrant’s Current Reports on 8-K filed with the Commission on January 22, 2008, March 24, 2008, and March 25, 2008.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
     The securities being registered represent obligations of the Registrant under the Plan (the “Obligations”) to pay to Christopher D. Myers, the Registrant’s President and Chief Executive Officer, the value of his deferred compensation in the future.
     Under the Plan, Mr. Myers may elect to defer a minimum of $2,000 and a maximum of 75% of his base salary and 100% of his bonus for each calendar year in which the Plan is effective. Interest shall be credited to Mr. Myers’ account balance at a fixed rate of at least 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate and 2%, less 6%. In addition, the Compensation Committee of the Board of Directors (the “Committee”) has the discretion to make available to Mr. Myers one or more measurement funds, based on certain mutual funds, for the purpose of crediting or debiting additional amounts to Mr. Myers’ deferrals. The amount to be credited to or debited from Mr. Myers’ account balance by the Registrant is determined assuming Mr. Myers’ account balance had been hypothetically allocated among the measurement funds.
     In connection with each deferral, Mr. Myers may irrevocably elect to receive a scheduled distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of (i) his annual deferral amount, and (ii) the Registrant’s contribution amount. The scheduled distribution shall be a lump sum payment in an amount that is equal to the vested portion of the annual deferral amount and Registrant’s contribution amount, plus amounts credited or debited based upon the performance of the measurement funds. Each scheduled distribution elected shall be paid out during a sixty day period beginning immediately after the first day of any Plan year designated by Mr. Myers. The Plan year designated by Mr. Myers must be at least three Plan years after the end of the Plan year to which Mr. Myers’ deferral election relates, unless otherwise determined by the Committee.

     Any benefit payable under the Plan may be made to Mr. Myers or his beneficiary(ies) (as applicable) upon the occurrence of the events listed below:

Distribution Event	Payment
Termination Benefit (Other than for Retirement)	A lump sum distribution if the termination is prior to age 55 and, if after age 55, a distribution over a 15-year period in equal monthly installments.

Retirement Benefit	A lump sum distribution or annual installments up to 15 years, at the election of the participant.

Death	A lump sum distribution if death is prior to age 55 and, if after age 55, a distribution over a 15-year period in equal monthly installments.

Leave of Absence	Participant continues to be eligible for distributions pursuant to other events of distributions; annual deferral amounts may or may not continue to be withheld depending on whether the leave is paid or unpaid.

Change in Control	If termination occurs in connection with or within one year following a change of control, a lump sum distribution or a payout over a 15-year period in equal monthly installments, at the election of the participant.
     The Obligations are unfunded and unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations may not be sold, assigned, pledged, mortgaged, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt. Any attempt by any person to transfer or assign benefits under the Plan other than a claim for benefits by Mr. Myers or his beneficiary(ies), will be null and void. There is no trading market for the Obligations. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed having authority to take action with respect to such Obligations and Mr. Myers will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendment pertaining to the Obligations, enforcing covenants and taking actions upon default.
     The Registrant, in its discretion, may terminate the Plan and distribute benefits to Mr. Myers, subject to the following requirements: (a) all arrangements sponsored by the Registrant that would be aggregated with the Plan are terminated, (b) no payments, other than payments that would be payable under the terms of the Plan if the termination had not occurred, are made within 12 months of the termination date, (c) all benefits under the Plan are paid within 24 months of the termination date, and (d) the Registrant does not adopt a new arrangement that would be aggregated with the Plan providing for the deferral of compensation at any time within five years following the date of termination of the Plan.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     The Registrant is incorporated under the California General Corporation Law. Section 317 of the California General Corporation Law (“Section 317”) provides a statutory framework covering indemnification of any officer or director who has been or is threatened to be made a party to any legal proceeding by reason of his or her service on behalf of the Registrant. Section 317 provides that indemnification against expenses actually and reasonably incurred shall be made to any officer or director who has been successful on the merits with respect to the defense of any proceeding but does not require indemnification in other circumstances.
     Section 317 provides that a corporation may indemnify any agent of the Registrant including officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of that person’s service on behalf of the Registrant, provided the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the Registrant.
     Section 317 further provides that the Registrant may indemnify any agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Registrant against expenses actually and reasonably incurred by the agent in connection with the defense or settlement of such action, provided that the person acted in good faith and in a manner the person believed to be in the best interests of the Registrant and its shareholders. However, in actions brought by or in the right of the Registrant, indemnification is not available without court approval for amounts paid in settling or otherwise disposing of a pending action or expenses incurred in defending a pending action which is disposed of by settlement or otherwise. Further, with respect to matters for which the agent shall have been adjudged to be liable to the Registrant, indemnification for expenses is permissible only to the extent the court shall determine that the agent is fairly and reasonably entitled to indemnification.
     In addition, Section 317 provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the extent additional rights are authorized in the Registrant’s Articles of Incorporation. Section 317 permits the advancing of expenses incurred in defending any proceeding against an agent of the Registrant by reason of that person’s service on behalf of the Registrant upon the giving of an undertaking, or promise, by the indemnified person to repay those sums in the event it is later determined that the person is not entitled to be indemnified. Finally, Section 317 permits the Registrant to procure insurance on behalf of its directors, officers, and other corporate agents against liability asserted against or incurred by these individuals even if the Registrant would not otherwise have the power under applicable law to indemnify them for their expenses. The Registrant’s Articles of Incorporation and Bylaws, as amended respectively, authorize the Registrant to indemnify its agents to the fullest extent permitted under California law. The Registrant has also adopted indemnification agreements in order to implement the Articles of Incorporation and Bylaws. The Registrant also maintains directors’ and officers’ liability insurance.
Item 7. Exemption from Registration Claimed
     None.
Item 8. Exhibits
     The following documents are filed as exhibits to this registration.

Exhibit
Number	Description
5.1	Opinion of Manatt, Phelps & Phillips, LLP.

10.1	Deferred Compensation Plan for Chris Myers (incorporated herein by reference as Exhibit 10.23 to the Annual Report on Form 10-K filed with the SEC on March 1, 2007).

23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).

23.2	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of McGladrey & Pullen, LLC Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page).
Item 9. Undertakings
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on April 1, 2008.

CVB FINANCIAL CORP.
By:	/s/ Edward J. Biebrich, Jr.
	Name:	Edward J. Biebrich, Jr.
	Title:	Executive Vice President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Christopher D. Myers and Edward J. Biebrich, Jr. and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher D. Myers Christopher D. Myers	President and Chief Executive Officer (Principal Executive Officer)	April 1, 2008
/s/ Edward J. Biebrich, Jr. Edward J. Biebrich, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	April 1, 2008
/s/ George A. Borba George A. Borba	Director	April 1, 2008
/s/ John A. Borba John A. Borba	Director	April 1, 2008
/s/ Ronald O. Kruse Ronald O. Kruse	Director	April 1, 2008
/s/ Robert M. Jacoby Robert M. Jacoby	Director	April 1, 2008
/s/ James C. Seley James C. Seley	Director	April 1, 2008

Signature	Title	Date
/s/ San E. Vaccaro San E. Vaccaro	Director	April 1, 2008
/s/ D. Linn Wiley D. Linn Wiley	Director	April 1, 2008

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Manatt, Phelps & Phillips, LLP.

10.1	Deferred Compensation Plan for Chris Myers (incorporated herein by reference as Exhibit 10.23 to the Annual Report on Form 10-K filed with the SEC on March 1, 2007).

23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).

23.2	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of McGladrey & Pullen, LLC Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page).